Exhibit 99.1

Contacts:	Kim K. Haneke	Katie Assar / Noah Dye
	Novatel Wireless	LEWIS PR
	(858) 812-0621	(619) 516-2559
	khaneke@novatelwireless.com	nvtl@lewispr.com

Novatel Wireless Announces Appointment of Dr. John Davis to its

Board of Directors

SAN DIEGO – January 19, 2005 - Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today announced the addition of Dr. John Davis to its board of directors. Dr. Davis brings over 40 years of wireless, telecommunications and operations experience to Novatel Wireless and has served on numerous boards of directors and in senior executive positions.

Dr. Davis is a founder and principal of the Technology Advisors Group, a consulting firm that works with investors, board members and management teams of high tech companies. Dr. Davis has served as chief technology officer of AT&T Communications Services, principal of GeoPartners Research, and director and chief technology officer of Allied Riser Communications.

Dr. Davis began his career at Bell Labs and spent 35 years in numerous positions, culminating in his role as chief technology officer of AT&T Communications Services. He is credited with having conceived the architecture and managed the initial development of the No. 5 Electronic Switching System, the core of today’s public switched telephone system. He also managed the commercialization of AT&T’s cellular technology in the early 1980’s, overseeing the installation of the first cellular systems in the United States. He was elected fellow of the IEEE in recognition of his leadership in digital switching and was elected fellow of the Radio Club of America for his pioneering work in wireless communication.

Dr. Davis received his bachelor of science from the Georgia Institute of Technology, a master’s degree from the Massachusetts Institute of Technology and a Ph.D from the University of Pennsylvania, all in the field of electrical engineering.

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“We are delighted to welcome John to our board of directors,” said Peter Leparulo, chief executive officer of Novatel Wireless. “He is one of the pioneers in our industry, and we look forward to the benefit of his extensive experience in telecommunications. He also has strong operating and strategic expertise, which will be extremely valuable as we continue to position Novatel Wireless for solid growth as a global leader in the broadband wireless data industry.”

“I am excited to join Novatel Wireless and look forward to contributing to a company that is rapidly growing nationally and internationally, on the leading edge of innovating next generation wireless solutions, and diversifying into related markets,” said Dr. Davis.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ MerlinTM PC Cards, ExpediteTM Embedded Modems, Freedom Box™ Ruggedized Modems, MobiLink™ Communications Software Suite, Ovation™ 3G Multimedia Application Consoles and Conversa™ Software Suite enable high-speed wireless access to personal, corporate and public information. The Company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com (NVTLG)

© 2005 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, Freedom Box, MobiLink, Ovation, and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Some of the information presented in this release, is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless access to data, the future growth of wireless wide area networking, changes in wireless transmission standards and technologies, continued acceptance of and market demand for Novatel Wireless’ products, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.